Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

July 15, 2024

Concentra Group Holdings Parent, Inc. 4714 Gettysburg Road, P.O. Box 2034 Mechanicsburg, Pennsylvania 17055

Re:           REGISTRATION STATEMENT ON FORM S-1

REGISTRATION NO. 333-280242

Ladies and Gentlemen:

We have acted as special counsel to Concentra Group Holdings Parent, Inc. a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-280242) (the “Registration Statement”) covering an underwritten public offering of 22,500,000 shares of the Company’s common stock, par value $0.01 per share, all of which will be sold by the Company (the “Securities”), and which includes shares that may be sold pursuant to the exercise of an option to purchase additional shares. The term “Securities” shall include any additional Securities registered by the Company pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering contemplated by the Registration Statement.

This opinion (the “Opinion”) is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Securities.

As your counsel, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the Opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

Based on the foregoing, we advise you that, in our opinion, when the price at which the Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company, when the Registration Statement has been declared effective by the Commission and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

Concentra Group Holdings Parent, Inc. July 15, 2024 Page 2

We are members of the Bar of the Commonwealth of Pennsylvania and the foregoing Opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Securities. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP